UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2019

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Brannan Street

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by  check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Changes to the Board of Directors

On March 21, 2019, Godfrey Sullivan, Chairman of the Board of Directors (the “Board”) of Splunk Inc. (the “Company”) and Thomas Neustaetter, a member of the Board, tendered their resignations from the Board, effective immediately following the Company’s 2019 Annual Meeting of Stockholders. In connection with Mr. Sullivan’s resignation, the Board appointed Graham Smith to succeed Mr. Sullivan as Chairman, effective immediately.

In addition, on March 21, 2019, the Board increased the authorized number of directors on the Board to 11 and appointed Sri Viswanath to serve as a member of the Board.  The Board also appointed Mr. Viswanath to the Nominating and Corporate Governance Committee of the Board.  All such appointments were effective immediately. Mr. Viswanath will serve in the class of directors whose term expires at the 2019 Annual Meeting of Stockholders.

There are no arrangements or understandings between Mr. Viswanath and any other persons pursuant to which he was elected as a director.  We have a customer and a vendor relationship with Atlassian Corporation Plc (“Atlassian”), where Mr. Viswanath serves as Chief Technology Officer, that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. In fiscal 2019, we recognized approximately $4.3 million in revenue from Atlassian. The Board has determined that Mr. Viswanath did not and does not have any direct or indirect material interest in such transactions.

Mr. Viswanth will receive compensation for his service pursuant to the Company’s non-employee director compensation program substantially as disclosed in the Company’s proxy statement with respect to the Company’s 2018 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 26, 2018, provided, that, the non-employee director compensation program was amended in March 2019 to provide for increases in the annual cash retainer for the Board Chair to $50,000 (from $40,000), the Audit Committee Chair to $25,000 (from $20,000) and the Nominating and Corporate Governance Committee Chair to $12,500 (from $10,000). The Company’s non-employee director compensation program, as amended, will be described in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders.

A copy of the press release announcing the changes to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Compensatory Arrangement of Certain Officers

On March 20, 2019, the Compensation Committee of the Board approved amendments to the employment offer letters with Douglas Merritt, the Company’s President and Chief Executive Officer, and certain other officers, including named executive officers Susan St. Ledger and Leonard Stein.

The amendment for Mr. Merritt updates his existing severance rights under his offer letter to provide that, in the event that Mr. Merritt’s employment is terminated without “cause” or if he resigns his position for “good reason” within the period commencing three months before a “change in control” and ending 18 months (an increase from 12 months under his offer letter) after a “change in control” (each as defined in his offer letter), he will be entitled to receive: (i) a lump sum payment equal to (a) 24 months (an increase from 18 months under his offer letter) of his annual base salary, (b) 24 months (an increase from 18 months under his offer letter) of his annual target bonus and (c) a pro-rated portion of his annual target bonus based on the number of months employed during the year of termination; (ii) continued health coverage for 18 months or lump sum payment of $36,000 in lieu of such continued health coverage; and (iii) 100% accelerated vesting of the unvested portion of outstanding equity awards that have only time-based vesting (including earned but unvested performance-based awards). If, at any time other than in connection with a “change in control” as described above, Mr. Merritt’s employment is terminated without “cause,” he will be entitled to receive: (i) a lump sum payment equal to 18 months (an increase from 12 months under his offer letter) of his annual base salary plus a pro-rated portion of his annual target bonus based on the number of months employed during the year of termination; (ii) continued health coverage for 12 months or lump sum payment of $24,000 in lieu of such continued health coverage; and (iii) 12 months accelerated vesting of the unvested portion of outstanding equity awards that have only time-based vesting (including earned but unvested performance-based awards). In addition, pursuant to Mr. Merritt’s PSU agreements, additional corporate performance units may be deemed earned upon a termination without cause. The foregoing severance payments and benefits under the Offer Letter are subject to the execution of a separation and release agreement by Mr. Merritt. Mr. Merritt’s amendment also adds a Section 280G Best Results Provision (as defined below).

The amendment for the other officers (1) provides that any severance payments and benefits payable upon an involuntary termination in connection with change in control will be triggered in the event that the named executive officer’s employment is terminated without “cause” or if the named executive officer resigns his or her position for “good reason” within the period commencing three months before a “change in control” and ending 18 months (an increase from 12 months under the named executive officer’s offer letter) after a “change in control” (each as defined in the applicable offer letter) (the “CIC Qualifying Termination”), (2) increases the bonus severance amount that otherwise is payable on the named executive officer’s CIC Qualifying Termination from a pro-rated portion of the annual target bonus for the time he or she is actively employed in the fiscal year of termination to 100% of the annual target bonus for the fiscal of termination and (3) adds the 280G Best Results” Provision.

The “280G Best Results Provision” states that in the event any amount payable under the named executive officer’s amended employment offer letter or otherwise payable to the named executive officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Each of these named executive officers is expected to enter into an amendment to his or her employment offer letter memorializing these changes.

The foregoing summary is qualified in its entirety by reference to the full text of amendments to be signed by each of these named executive officers, the forms of which will be filed with the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2020.

Item 5.03                       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 21, 2019, the Board approved amendments to the Amended and Restated Bylaws (the “Bylaws”) of the Company primarily to update the titles, duties and responsibilities of the Company’s officers and to reflect updates in Delaware law, as well as to clarify certain procedural matters.

The foregoing summary is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is included as Exhibit 3.1 to this report and incorporated by reference.

Item 9.01                         Financial Statements and Exhibits

(d) Exhibits.

3.1	Amended and Restated Bylaws of Splunk Inc.

99.1	Press Release issued by Splunk Inc. dated March 25, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splunk Inc.

By:	/s/ David F. Conte
David F. Conte
Senior Vice President and Chief Financial Officer

Date: March 25, 2019